EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Altin:Fund, Limited Partnership on Form S-1 of our report dated December 27, 2010 on our audit of the statement of financial condition of Altin Holdings, LLC as of December 31, 2009. We also consent to the reference to our firm under the caption "Experts" in the registration statement.

/s/ EisnerAmper LLP

New York, New York
December 27, 2010